Exhibit 3.1
ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF
INCORPORATION OF
HEALTH FITNESS CORPORATION
     Pursuant to the provisions of Minnesota Statutes, Section 302A.139, the following amendments to the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of Health Fitness Corporation, were duly adopted by the board of directors of the corporation pursuant to Minnesota Statutes Section 302A.402, subdivision 3:
     1. Article III of the Articles of Incorporation is hereby amended by deleting such section in its entirety and replacing it with the following:
The aggregate number of shares of capital stock which this corporation is authorized to issue is 30,000,000, of which 25,000,000 shares shall be common shares with a par value of $.01 per share, of which 750,000 shares shall be Series A Convertible Preferred Stock, par value $0.01 per share, with preferences, rights and privileges as set forth in that certain Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed with the Office of the Secretary of State of Minnesota on December 5, 2003; of which 500 shares shall be Series B Convertible Preferred Stock, par value $.01 per share, with preferences, rights and privileges as set forth in that certain Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock filed with the Office of the Secretary of State of Minnesota on November 14, 2005; and of which 4,249,500 shares shall be undesignated. Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article III and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred shares and, with respect to each such series, to determine or fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the corporation’s capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.
At the Effective Time (as defined below), every one (1) outstanding share of the corporation’s common shares will be converted into 0.50 shares of fully paid and non-assessable common shares. The occurrence of conversion set forth above shall be referred to herein as the “Reverse Stock Split.” No shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock are or will be outstanding as of the filing of these Articles of Amendment or upon the occurrence of the Reverse Stock Split. In accordance with Minnesota Statutes Section 302A.423, no fractional shares shall be issued as a result of the Reverse Stock Split, and the corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Stock Split as determined by the corporation’s Board of Directors. Each outstanding stock certificate of the corporation that represented one or more shares of the corporation’s common shares shall immediately after the Reverse Stock Split represent that number of shares of common shares equal to the product obtained by multiplying (x) the number of shares represented on such certificate by (y) 0.50, rounded down to the nearest whole number.
     2. In accordance with Minnesota Statutes Section 302A.402, subdivision 3, the amendments to the Articles of Incorporation set forth in these Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the share combination exceeding the percentage of authorized shares of that class or series that were unissued before the share combination.
     3. The Reverse Stock Split shall become effective at the close of business October 6, 2008 (the “Effective Time”).
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     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed by the undersigned, and the undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the corporation.
Dated: October 6, 2008

/s/ Gregg O. Lehman
Gregg O. Lehman
President and Chief Executive Officer